Filed Pursuant to Rule 424(b)(5)

File No.: 333-268920

Chicago Atlantic Real Estate Finance, Inc.

$100,000,000

Common Stock

Supplement No. 1 dated March 17, 2025

To

Prospectus dated January 19, 2023 and Prospectus Supplement, dated June 20, 2023

This supplement amends, supplements or modifies certain information contained in the prospectus supplement, dated June 20, 2023 (the “ATM Prospectus Supplement”), and the accompanying prospectus, dated January 19, 2023 (the “Base Prospectus,” and together with the ATM Prospectus Supplement, any supplement thereto, and the documents deemed incorporated by reference in each, the “Prospectus”), which relate to the sale of shares of common stock of Chicago Atlantic Real Estate Finance, Inc. in an “at-the-market” offering (the “ATM Program”) pursuant to that separate at-the-market sales agreement (as described below). The terms “Company,” “we,” “us,” and “our” refer to Chicago Atlantic Real Estate Finance, Inc. and its subsidiaries, unless indicated otherwise.

We previously entered into separate at-the-market sales agreements, each dated June 20, 2023 (each a “Sales Agreement,” and collectively the “Sales Agreements”) with BTIG, LLC, Compass Point Research & Trading LLC and Oppenheimer & Co. Inc. (each a “Sales Agent,” and collectively the “Sales Agents”), relating to the ATM Program.

This supplement is being filed to reflect that, effective March 17, 2025, we entered into sales agreements with each of BTIG, LLC and Oppenheimer & Co. Inc. and new at-the-market sales agreements with each of ATB Capital Markets USA Inc. and A.G.P./Alliance Global Partners LLC. that together increase the aggregate offering size of the offering from $75,000,000 to $100,000,000 and reduces the total compensation payable to each Sales Agent for its services acting as an agent and/or principal in the sale of shares of our common stock from a maximum of 3.0% to a maximum of 2.0% of the gross sales price of all shares of our common stock sold from time to time under the Sales Agreement.

In light of the above, each reference to the term “Sales Agent” or “Sales Agents” in the ATM Prospectus Supplement is hereby amended to include BTIG, LLC, Oppenheimer & Co, Inc., ATB Capital Markets USA Inc. and A.G.P./Alliance Global Partners LLC. Each reference to the term “Sales Agreement” or “Sales Agreements” in the ATM Prospectus is hereby amended to include each separate at-the-market sales agreements, dated March 17, 2025, with BTIG, LLC, Oppenheimer & Co. Inc., ATB Capital Markets USA Inc. and A.G.P./Alliance Global Partners LLC. Each reference to “shares of our common stock having an aggregate offering price of up to $75,000,000” is hereby amended to be “shares of our common stock having an aggregate offering price of up to $100,000,000.”

This supplement and the Prospectus and the documents incorporated by reference herein and therein contain important information you should know before investing in our common stock. Please read this supplement and the Prospectus and the documents incorporated by reference herein and therein before investing. We file periodic and current reports, proxy statements, and other information about us with the U.S. Securities and Exchange Commission (“SEC”). This information is available free of charge by contacting us at 1680 Michigan Avenue, Suite 700, Miami Beach, FL 33139, calling us at (312) 809-7002 or visiting our corporate website located at https://investors.refi.reit/. Information on our website is not incorporated into or a part of this prospectus supplement or the accompanying prospectus. The SEC also maintains a website at www.sec.gov that contains this information.

Investing in any of our common stock involves a high degree of risk. Before making a decision to invest in our common stock, you should carefully consider the section entitled “Risk Factors” beginning on page S-3 of the ATM Prospectus Supplement and on page 7 of the Base Prospectus as well as the risks described under the section entitled “Risk Factors” included in our most recent Annual Report on Form 10-K and other documents filed by us with the SEC.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this supplement or the Prospectus is truthful and complete. Any representation to the contrary is a criminal offense.